Exhibit 99.3

Contact:

Drew Prairie

AMD Public Relations

(512) 602-4425

drew.prairie@amd.com

Ruth Cotter

AMD Investor Relations

(408) 749-3887

ruth.cotter@amd.com

AMD Commences Partial Tender Offer for its

8.125% Senior Notes due 2017

SUNNYVALE, Calif. — February 20, 2014 — Advanced Micro Devices, Inc. (NYSE: AMD) today announced that it commenced a cash tender offer for an aggregate principal amount of its outstanding 8.125% Senior Notes due 2017 (the “Notes”) such that the aggregate consideration paid (excluding accrued and unpaid interest) does not exceed (i) $490,000,000 less (ii) the aggregate consideration paid or payable (excluding accrued and unpaid interest) by AMD in its concurrent tender offer for its outstanding 6.00% Convertible Senior Notes due 2015, which was separately announced by AMD today (the “Maximum Tender Amount”), provided that in no event will AMD purchase more than $200,000,000 aggregate principal amount of Notes. AMD intends to finance the purchase of the Notes tendered in the tender offer with the net proceeds from the closing of AMD’s private offering of $500 million of senior notes due 2019 (the “New Notes Offering”), which was also separately announced by AMD today.

The tender offer will expire at 12:00 midnight, New York City time, on March 19, 2014, unless extended (such date and time, as it may be extended, the “Expiration Date”) or earlier terminated by AMD. Holders who validly tender, and do not validly withdraw, their Notes on or prior to the Expiration Date will be entitled to receive $1,014.83 for each $1,000 principal amount of Notes purchased in the tender offer, plus accrued and unpaid interest to, but not including, the date of payment for the Notes accepted for payment. Furthermore, holders who validly tender, and do not validly withdraw, their Notes at or prior to 5:00 p.m. New York City time on March 5, 2014 (the “Early Tender Time”) will receive $30.00 for each $1,000 principal amount of Notes purchased pursuant to the tender offer, resulting in a total consideration of $1,044.83 for each $1,000 principal amount of Notes. Tenders of Notes must be made on or prior to the Expiration Date. Notes tendered prior to the Early Tender Time may be withdrawn at any time at or prior to 5:00 p.m. New York City time on March 5, 2014. Notes tendered after such withdrawal deadline may not be withdrawn.

To the extent that acceptances of all validly tendered Notes would require AMD to purchase more than the Maximum Amount of Notes in connection with the tender offer, AMD will allocate acceptances on a pro rata basis among the tendering holders.

The tender offer is contingent upon the satisfaction of certain conditions, including the closing of New Notes Offering, which will be subject to customary closing conditions.

Full details of the terms and conditions of the tender offer are included in the Offer to Purchase dated February 20, 2014.

AMD has retained BofA Merrill Lynch to act as the Dealer Manager for the tender offer. Questions regarding the tender offer may be directed to BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 387-3907 (collect). Requests for the Offer to Purchase and other documents relating to the tender offer may be directed to MacKenzie Partners, Inc., the Information Agent and Depositary in connection with the tender offer, at (800) 322-2885 (toll-free) or (212) 929-5500 (collect).

None of AMD, any member of its Board of Directors, the Dealer Manager or the Information Agent/Depositary is making any recommendation to Holders as to whether to tender or refrain from tendering their Notes into the tender offer. Holders must decide whether they will tender in the offer and, if so, how many Notes they will tender.

This release is for information purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The tender offer is only being made pursuant to the tender offer documents, including the Offer to Purchase and the related letter of transmittal that AMD is distributing to holders of the Notes. The tender offer is not being made to holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About AMD

AMD (NYSE: AMD) is a semiconductor design innovator leading the next era of vivid digital experiences with its groundbreaking AMD Accelerated Processing Units (APUs) that power a wide range of computing devices. AMD’s server computing products are focused on driving industry-leading cloud computing and virtualization environments. AMD’s superior graphics technologies are found in a variety of solutions ranging from game consoles, PCs to supercomputers. For more information, visit http://www.amd.com.

Cautionary Statement

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect current expectations and projections about future events, including whether the New Notes Offering is completed on the terms specified or at all, AMD’s anticipated use of proceeds therefrom and the timing and completion of the tender offer, and thus involve uncertainty and risk. It is possible that future events, including whether the tender offer is completed on the terms specified or at all, may differ from expectations due to a variety of risks and other factors such as those described in AMD’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013, as filed with the U.S. Securities and Exchange Commission. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made in light of AMD’s experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. AMD does not intend to update any particular forward-looking statements contained in this news release.

AMD, the AMD Arrow logo, and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and may be trademarks of their respective owners.